EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts: Indus International Inc. Gary Frazier, Corporate Communications 770-989-4188, gary.frazier@indus.com	Cameron Associates Al Palombo, Investor Relations 212-554-5488, al@cameronassoc.com
Indus International Provides Update on Fourth Quarter and
Fiscal 2006 Results of Operations
ATLANTA, April 4, 2006 — Indus International Inc. (NASDAQ: IINT ), a leading Service Delivery Management (SDM) solution provider, today updated its adjusted earnings per share projection for the fiscal year ended March 31, 2006, and provided preliminary results for expected year-end GAAP earnings per share, fourth quarter license fees and fiscal year-end cash balance.
The company expects fiscal 2006 GAAP earnings per share and adjusted earnings per share to be in the range of $0.10 to $0.12 per fully diluted share. Adjusted earnings per share exclude the impact of restructuring charges and benefits. The company’s previous guidance for adjusted earnings per share was $0.12 to $0.18 per fully diluted share.
The company currently anticipates that fourth quarter license revenue will be approximately $5 million. From a balance sheet perspective, the company expects to report an increase in cash of approximately $3 million since the end of the fiscal third quarter, to end the year with approximately $42.3 million in cash and equivalents.
Commenting on the update, Indus President and Chief Executive Officer Greg Dukat stated, “In keeping with our policy of providing timely information to our stockholders and the public at large, we felt it was appropriate to provide this update. While we are disappointed with our results at the close of fiscal 2006, which was attributable primarily to delays in the execution of license agreements at the end of the quarter, we believe that our core business strategy and fundamentals remain sound and we are well positioned against our competition. We continue to have a very positive outlook for fiscal 2007 as our pipeline remains strong, and we continue to gain momentum with our product offerings and within our client base. We look forward to
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Indus Provides Update on Fourth Quarter and Fiscal 2006, page 2 providing a full update of our results of operations with the release of our fourth quarter and fiscal 2006 earnings that we expect to issue in early May.”
The company is currently in the process of finalizing its results for fiscal 2006, and the company’s independent registered public accounting firm has not yet completed its audit of the company’s fiscal year-end results. As such, there can be no assurance that actual GAAP and adjusted earnings per fully diluted share for fiscal 2006, license revenue for the fourth quarter and cash and cash equivalents at fiscal year-end will not be lower than expected.
About Indus International
Indus is a leading Service Delivery Management (SDM) solution provider, helping clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, high tech, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains statements, estimates or projections that are not historical in nature and that may constitute “forward-looking statements” as defined under U.S. federal securities laws. These statements include, but are not limited to, estimates of earnings per share and adjusted earnings per share for the fiscal year ended March 31, 2006, license revenue for the fourth quarter and year-end cash and cash equivalent balance, as well as statements regarding the Company’s sales pipeline and competitive position. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our expectations or projections. These risks include, but are not limited to, projected growth in the emerging service delivery management market, market acceptance of our service delivery management strategy, current market conditions for our products and services, our ability to achieve growth in our asset management and customer management offerings, market acceptance and the success of our new products and enhancements and upgrades to our existing products, the success of our product development strategy, our competitive position, the ability to establish and retain partnership arrangements, our ability to develop our indirect sales channels, changes in our executive management team, uncertainty relating to and the management of personnel changes, the ability to realize the anticipated benefits of our restructurings, timely development and introduction of new products, releases and product enhancements, current economic conditions, heightened security and war or terrorist acts in countries of the world that affect our business, and other risks identified from time-to-time in the Company’s SEC filings. Investors are advised to consult the Company’s filings with the SEC, including its 2005 Annual Report on Form 10-K filed with the SEC on June 13, 2005 and its Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on February 9, 2006, for a further discussion of these and other risks.
The information presented in this press release includes financial measures using accounting principles generally accepted in the U.S. (“GAAP”) and using adjustments to GAAP. In particular, we have shown certain GAAP measures adjusted to eliminate restructuring and settlement expenses as well as subsequent revisions of the estimates used in the determination of such charges which relate to excess lease costs for vacated space and severance costs in the periods discussed herein. We have presented such non-GAAP financial measures because we believe that they allow management to view trends and changes in operating performance excluding the effects of certain items, they are helpful for a period-to-period comparison of our results and are frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies.
Indus is a registered trademark of Indus International Inc. Other company and product names may be trademarks of the respective companies with which they are associated.
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